                                                                    EXHIBIT 99.2

                                [JMI LETTERHEAD]




FOR IMMEDIATE RELEASE                                           JULY 3, 1997


ST. LOUIS-MO-JONES MEDICAL INDUSTRIES, INC. (NASDAQ:JMED) today announced that second quarter sales are below analysts expectations. The Company believes that this shortfall is the result of aggressive wholesale buying of Tapazole(R) and Levoxyl(R) during March, in anticipation of an April 1 price increase.
JMED believes that the lower sales of these high margin products will result in lower gross margins which will result in earnings per share of approximately $.20 for the second quarter.

Second quarter sales and earnings will be announced during the week of July 28, 1997.